Exhibit 10.4
ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT
This Assignment and Assumption of Purchase Agreement (“Assignment”) is entered into between Philip Elghanian, an individual (“Assignor”), and Fontana Medical Plaza, LLC, a California limited liability company (“Assignee”), as of February 19, 2009 (“Effective Date”).
R E C I T A L S
A. Pursuant to the terms of that certain Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated September 8, 2008, by and between Assignor, as buyer, and Hovic Perian and Rima Perian, collectively, as seller (the “Seller”), and that certain Addendum “1” thereto, as the same has been subsequently amended (the “Purchase Agreement”), Assignor agreed to purchase the Property (as such term is defined in the Purchase Agreement), located in the City of Fontana, County of San Bernardino, State of California and all Improvements (as such term is defined in the Purchase Agreement) located thereon.
B. An escrow for the purchase and sale of the Property has been opened at Fidelity National Title Company, escrow no. 521434-CL (the “Escrow”).
C. Assignor desires to assign all of his rights, interests, benefits, liabilities, duties and obligations arising under the Purchase Agreement and the Escrow (and related documents) to Assignee, and Assignee desires to assume all of said rights, interests, benefits, liabilities, duties and obligations subject to the terms of this Assignment.
NOW, THEREFORE, in consideration of the foregoing promises, the mutual undertakings of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1. Recitals. The above recitals are incorporated herein by reference.
2. Assignment and Assumption. Assignor hereby transfers and assigns to Assignee all of Assignor’s rights, interests, benefits, liabilities, duties and obligations (i) in and to the Purchase Agreement and the Escrow (and related documents) and (ii) to purchase the Property and the Improvements from the Seller pursuant to the Purchase Agreement. Assignee hereby accepts and assumes all such rights, benefits, interests, liabilities, duties and obligations of Assignor under the Purchase Agreement and Escrow (and related documents) assigned to it above. Assignee and Seller shall have the right to amend and modify, and exercise rights and perform obligations under, the Purchase Agreement and/or Escrow without the consent of, or notice to, Assignor.
3. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties’ successors and assigns.

4. Attorneys’ Fees. In the event any party institutes any action, arbitration or proceeding against the other party with regard to this Assignment, the prevailing party of such action shall be entitled to recover from the nonprevailing party (in addition to all other remedies provided by law) its attorneys’ fees and costs incurred in such action or proceeding.
5. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Any counterpart signature delivered by facsimile transmission or by email shall be considered an original. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto.
Executed as of the date set forth above.

ASSIGNOR:

/s/ Philip Elghanian
PHILIP ELGHANIAN, an individual

ASSIGNEE:

FONTANA MEDICAL PLAZA, LLC,
a California limited liability company

By:	NETREIT, a California corporation, its managing member

By:	/s/ Kenneth W. Elsberry

	Name:	Kenneth W. Elsberry
	Title:	Chief Financial Officer